Nutex health announces the appointment of jon bates as its new CHIEF FINANCIAL OFFICER

HOUSTON, TX − (PRNewswire) – June 10, 2022 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), a physician-led, technology-enabled healthcare services company comprised of a hospital division with 21 facilities in 8 states and a primary care-centric, risk-bearing population health management division, today announced the appointment of Jon Bates as the Company’s Chief Financial Officer effective on or about June 30, 2022.

On May 3, 2022, Michael Bowen notified the company that he intends to retire as Chief Financial Officer of the Company. In connection with Mr. Bowen’s retirement, the Company’s Board formed a search committee. On June 8, 2022, the Company announced the appointment of Jon Bates as the Company’s new Chief Financial Officer, effective on or about June 30, 2022. Mr. Bowen will remain employed with the Company for the purpose of providing transition and other consulting services for an additional twelve months.

Mr. Bates, age 52, is an experienced and proactive finance leader with a CPA and MBA. Since 2006, he has served as Vice President of Accounting and Corporate Controller at U.S. Physical Therapy, Inc. (NYSE: USPH), one of the largest publicly traded, pure-play national operators of outpatient physical therapy clinics and provider of industrial injury prevention services.

Among his many successes, Mr. Bates improved overall accuracy by monitoring the monthly, quarterly and yearly end closing process for 600+ locations with $500+ million in annual revenues. They are located within 39 states and 6 regions and comprised of 145+ legal partnerships. He ensured maximum profitability and reliability by directing and leading a team of 35 employees, including 6 regional controllers, and controlled merger and acquisition tasks from valuation/modeling to due diligence and integration post-acquisition. Prior to U.S. Physical Therapy, he served as Chief Financial Officer and Chief Accounting Officer at Commerciant, L.P., Chief Accounting Officer and Corporate Controller at National Alarm Technologies LLC, Assistant Corporate Controller at American Residential Services, Inc. and Experienced Senior Auditor at Arthur Andersen LLP. His areas of expertise include strategic planning, risk assessment and evaluation, internal audit/SOX reporting, valuation and deal acquisition.

Mr. Bates holds a BBA from the University of Texas at Austin and a MBA from the University of Houston. He is also a Certified Public Accountant.

“Nutex Health is a leader in the micro hospital and population health management industry,” stated Jon Bates, incoming Chief Financial Officer of Nutex Health. “I am excited to join Nutex’s passionate executive team.”

“We are excited to have Jon join our team,” stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health. “He brings excellent credentials in the public markets, a proven track record of financial stewardship and strong operational skills.”

“Jon will be an asset to the Company as we continue to execute on our growth initiatives. We welcome him to the executive management team,” stated Warren Hosseinion, M.D., President of Nutex Health.

About Nutex Health Inc. (Combined post-merger company)

Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. is a physician-led, technology-enabled healthcare services company with approximately 1500 employees nationwide and is partnered with over 800 physicians. The Company has two divisions: a Hospital division and a Population Health Management division.  The Hospital division owns and operates 21 facilities in eight different states.  The division implements and operates different innovative health care models, including micro hospitals, specialty hospitals and hospital outpatient departments (HOPDs).  The Population Health Management division owns and operates provider networks such as Independent Physician Associations (IPAs). Through our Management Services Organizations (MSOs), we provide management, administrative and other support services to our affiliated hospitals and physician groups.  Our cloud-based proprietary technology platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers, allowing us to deliver greater quality care more efficiently.

Safe Harbor:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intend," “goal,” or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include the ability to realize the anticipated benefits of the transaction, significant transaction costs and unknown liabilities and litigation and regulatory risks related to the transaction. In addition, forward-looking statements are subject to additional uncertainties and risks facing the Company, including but not limited to, economic conditions, dependence on management, dilution to stockholders, lack of capital, changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

FOR ADDITIONAL INFORMATION:

Nutex Health, Inc.

Vivian Sanders – Investor Relations

investors@nutexhealth.com

Jennifer Smith Rodriguez – Media Contact

jsmith@nutexhealth.com